Exhibit 5.1

Goodwin Procter llp 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

September 8, 2023

TransCode Therapeutics, Inc.

6 Liberty Square, #2382

Boston, MA

Re:      Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-274251) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), of (i) up to 10,005,000 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), or (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 10,005,000 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), including Shares and Pre-Funded Warrants purchasable by the underwriter upon its exercise of an over-allotment option granted to the underwriter by the Company. The Company is also registering warrants (the “Underwriter Warrants”, and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 500,250 shares of Common Stock as contemplated pursuant to the Registration Statement (such shares issuable upon exercise of the Underwriter Warrants, the “Underwriter Warrant Shares”, and together with the Pre-Funded Warrant Shares, the “Warrant Shares”), including Underwriter Warrants issuable to the underwriter upon its exercise of its overallotment option. The Shares and the Warrants are being sold to the underwriter named in, and pursuant to, an underwriting agreement among the Company and such underwriter (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions in numbered paragraphs (i) and (iv) set forth below are limited to the Delaware General Corporation Law and the opinions in numbered paragraphs (ii) and (iii), as to the Warrants constituting valid and binding obligations of the Company, are limited to the law of New York.

TransCode Therapeutics, Inc.

September 8, 2023

Based on the foregoing, we are of the opinion that:

(i)	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(ii)	The Pre-Funded Warrants have been duly authorized by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

(iii)	The Underwriter Warrants have been duly authorized by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

(iv)	Assuming the Warrant Shares were issued today upon exercise of the Warrants in accordance with their terms, the Warrant Shares would be validly issued, fully paid and nonassessable.

The opinions expressed in numbered paragraphs (ii) and (iii) above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP